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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated February 26, 2001 in this Amendment #1 to the Registration Statement on Form 10 of Viasys Healthcare Inc. (the Company) relating to the distribution of shares of the Company's common stock by Thermo Electron Corporation to the stockholders of Thermo Electron Corporation, and to all references to our Firm included in this Registration Statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 30, 2000 or performed any audit procedures subsequent to the date of our reports.

                                                     ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 12, 2001